AMENDMENT NO. 1 TO RIGHTS AGREEMENT

         This AMENDMENT NO. 1, dated as of June 7, 1998, is between Norwest Corporation, a Delaware corporation (the "Corporation"), and Citibank, N.A., as Rights Agent (the "Rights Agent").


                                    Recitals

         WHEREAS, the Corporation and the Rights Agent are parties to a Rights Agreement, dated as of November 22, 1988 (the "Rights Agreement"); and

         WHEREAS, Wells Fargo & Company, a Delaware corporation ("Wells Fargo") and the Corporation propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Wells Fargo will merge with and into the Corporation (the "Merger"), and a related Stock Option Agreement by and between the Corporation, as issuer, and Wells Fargo, as grantee (the "Option Agreement"). The Board of Directors of the Corporation has approved the Merger Agreement, the Merger and the Option Agreement; and

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Corporation has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Corporation and the Rights Agent desire to evidence such amendment in writing;

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

         (a) Amendment of Section 1(a). Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

         "Notwithstanding anything in this Rights Agreement to the contrary, Wells Fargo shall not be deemed to be an Acquiring Person solely by virtue of (i) the consummation of the Merger, (ii) the execution of the Merger Agreement and the Option Agreement, or (iii) the consummation of the other transactions contemplated in the Merger Agreement and the Option Agreement."

         (b) Amendment of Section 3(a). Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

         "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the consummation of the Merger, (ii) the execution of the Merger Agreement and the Option Agreement or (iii) the consummation of the other transactions contemplated in the Merger Agreement and the Option Agreement."


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         (c) Amendment of Section 1(h). Section 1(h) of the Rights Agreement is
amended and restated to read as follows:

         (i)   "Final Expiration Date" shall have the meaning set forth in
               Section 7 hereof.

         (ii)  "Merger" shall have the meaning set forth in the Merger
               Agreement.

         (iii) "Merger Agreement" shall mean that certain Agreement and Plan of Merger, dated as of June 7, 1998, by and between Wells Fargo and the Corporation, as amended from time to time.

         (iv) "Option Agreement" shall mean that certain Stock Option Agreement, dated as of June 7, 1998, by and between Wells Fargo, as grantee, and the Corporation, as issuer, as amended from time to time.

         (v) "Wells Fargo" shall mean Wells Fargo & Company, a Delaware corporation.

         (d) Amendment of Section 13. Section 13 of the Rights Agreement is amended to add the following sentence at the end thereof:

         "Notwithstanding anything in this Rights Agreement to the contrary, (i) the consummation of the Merger, (ii) the execution of the Merger Agreement and the Option Agreement and (iii) the consummation of the other transactions contemplated in the Merger Agreement and the Option Agreement shall not be deemed to be events of the type described in the first sentence of this Section 13 and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13."

         (e) Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         (f) Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment


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shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be fully executed, all as of the date and year first above written.

                                         NORWEST CORPORATION


                                         /s/ Stanley S. Stroup
                                         --------------------------------------
                                         Name:  Stanley S. Stroup
                                         Title: Executive Vice President


                                         CITIBANK, N.A., as Rights Agent


                                         /s/ John Reasor
                                         --------------------------------------
                                         Name:  John W. Reasor
                                         Title: Assistant Vice President


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